EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Fourth Quarter and Year End 2005 Financial Results

San Diego, CA – Feb. 9, 2006 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, today reported its financial results for the fourth quarter and year end 2005. For the three months and year ended December 31, 2005, the Company reported net losses of $9.6 million and $35.9 million, respectively, compared to $7.6 million and $26.0 million for the same periods in 2004.

“Our list of accomplishments during the past year has set the stage for a highly anticipated 2006,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “We are very proud of our track record to date, from our transition into the public markets a year ago to the recently announced completion of enrollment in our pivotal Phase 3 trial, hitting each of our major milestones along the way. We will continue to prepare in the months ahead for the commercial launch of FavId as we eagerly await the first look at our Phase 3 data with the analysis of our secondary endpoint, response improvement, anticipated in the fourth quarter.”

Fourth Quarter and Year End 2005 Financial Review

Research and development expense was approximately $7.2 million and $28.2 million for the fourth quarter and year ended December 31, 2005, respectively, compared to approximately $5.8 million and $18.7 million for the same periods in 2004. The increase is primarily due to additional manufacturing expenses for FavId, including personnel, raw materials and supplies, and expenses associated with the pivotal Phase 3 clinical trial.

General and administrative expense was approximately $1.5 million and $5.3 million for the fourth quarter and year ended December 31, 2005, respectively, compared to approximately $1.0 million and $4.5 million for the same periods in 2004. The increase was primarily due to additional personnel, liability insurance and other expenses incurred subsequent to the Company’s initial public offering (IPO). The increase was partially offset by the non-recurring IPO costs expensed in 2004.

For the fourth quarter and year ended December 31, 2005, the net loss applicable to common stockholders was $9.6 million and $35.9 million, respectively, compared to $7.6 million and $54.2 million for the same periods in 2004. The net loss applicable to common stockholders for the year ended December 31, 2004 included deemed dividends of $28.1 million associated with the Company’s Series C Preferred Stock issued in March and April of 2004. Basic and diluted net loss per common share for the fourth quarter and year ended December 31, 2005 was $0.48 and $1.99, respectively, compared to $6.48 and $51.48 for the same periods in 2004. Upon completion of Favrille’s IPO on February 7, 2005, all of the Company’s outstanding convertible preferred stock converted into approximately 12.2 million shares of common stock.

As of December 31, 2005, Favrille had cash, cash equivalents and short term investments of $34.5 million, compared to $26.6 million at December 31, 2004. The increase is primarily due to the $40.9 million in proceeds, net of underwriters’ discounts and commissions but before expenses, from the Company’s IPO, partially offset by net cash used to fund ongoing operations.

Recent Highlights

•                  Completed Enrollment in Pivotal Phase 3 Clinical Trial of FavId. Favrille completed enrollment in its Phase 3 clinical trial of FavId in January 2006. The Company initiated the trial in July 2004 with an enrollment target of 342 eligible patients. The randomized, double-blind, placebo-controlled registration trial is designed to evaluate FavId following Rituxan® therapy for the treatment of follicular B-cell NHL. The Company anticipates an analysis of the secondary endpoint, response improvement, during the fourth quarter of this year. According to Favrille’s Special Protocol Assessment from the U.S. Food and Drug Administration (FDA), a clinically meaningful response improvement may serve as the basis for an accelerated approval filing. Analysis of the primary endpoint of the trial, time to disease progression, is expected during the second half of 2007.

•                  Received FDA Fast Track Designation for FavId. Favrille also announced in January 2006 that it has received Fast Track designation from the FDA for FavId. Fast Track designation is granted for a new drug that is intended to treat a serious or life-threatening condition and demonstrates the potential to address an unmet medical need and as a result is eligible for priority review by the FDA. This action by the FDA has the potential to save Favrille valuable time in the regulatory approval process and serves as an important acknowledgement of the potential for FavId in the treatment of follicular B-cell NHL.

•                  Reported Positive Data from Phase 2 Clinical Trial of FavId. Long-term follow-up data from Favrille’s Phase 2 clinical trial of FavId following Rituxan therapy in patients with follicular B-cell NHL were reported at the American Society of Hematology Annual Meeting in Atlanta in December 2005. The data suggest that the administration of FavId following Rituxan may improve response over Rituxan alone and extend time to disease progression compared to historical data of Rituxan alone. The Company believes these data support the design of its pivotal Phase 3 trial of FavId.

•                  Completed Lease and Financing for Commercial Manufacturing Facility. Favrille signed an amended lease agreement in November 2005 to expand its existing facility for commercial-scale manufacturing of FavId. The Company expects that the capacity of its expanded facility, including 80,000 square feet dedicated exclusively to manufacturing, will be sufficient to supply FavId for up to 4,000 patients per year. The expanded commercial manufacturing facility will be funded entirely by landlord improvement allowances and proceeds from a line of credit that Favrille secured in December 2005 through loan and security agreements with General Electric Capital Corporation and Oxford Finance Corporation.

•                  Appointed Chief Commercial Officer. Favrille appointed David Guy as Chief Commercial Officer in December 2005 to drive the Company’s commercial activities in preparation for the launch of FavId. Mr. Guy joined Favrille with 17 years of experience in marketing and sales, including the last 10 years specifically dedicated to commercializing oncology products and managing leading brands such as Rituxan, Herceptin®, Fludara® and Taxotere®.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the fourth quarter and year end 2005 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (800) 901-5241 or (617) 786-2963, passcode 53758192. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 19070214.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of FavId and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization, including Favrille’s ability to supply FavId to up to 4,000 patients per year in its expanded facility; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,065	$25,065
Short-term investments	22,427	1,493
Receivable from employees	4	4
Receivable, other	368	15
Prepaid expenses and other current assets	563	694
Total current assets	35,427	27,271
Property and equipment, net	9,430	9,435
Restricted cash	1,550	1,606
Other assets	600	818
Total assets	$47,007	$39,130
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$3,888	$2,603
Current portion of debt	2,553	2,492
Total current liabilities	6,441	5,095
Debt, less current portion	3,532	4,224
Deferred rent	1,320	793
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value:
Authorized shares, none at December 31, 2005 and 6,286,014 at December 31, 2004;
Issued and outstanding shares— none at December 31, 2005 and 6,140,188 at December 31, 2004;	—	43,672
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value 5,000,000 shares authorized at December 31, 2005 and none at December 31, 2004; no shares issued and outstanding at December 31, 2005 and December 31, 2004	—	—
Convertible preferred stock, $0.001 par value:
Authorized shares, none at December 31, 2005 and 7,013,387 at December 31, 2004; Issued and outstanding shares-none at December 31, 2005 and 5,505,330 December 31, 2004	—	6
Common stock, $0.001 par value:
Authorized shares, 75,000,000 and 15,402,410 at December 31, 2005 and December 31, 2004, respectively;
Issued and outstanding shares-20,329,049 and 1,838,714 at December 31, 2005 and December 31, 2004, respectively	20	2
Additional paid-in capital	156,882	73,324
Deferred stock-based compensation	(5,655)	(8,386)
Note receivable from stockholder	(96)	(96)
Accumulated other comprehensive loss	(54)	(2)
Deficit accumulated during the development stage	(115,383)	(79,502)
Total stockholders’ equity (deficit)	35,714	(14,654)
Total liabilities and stockholders’ equity (deficit)	$47,007	$39,130

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years ended December 31,		Three months ended December 31,		Period from January 21, 2000 to (inception) to December 31,
	2005	2004	2005	2004	2005
	(unaudited)		(unaudited)		(unaudited)
Operating expenses:
Research & development	$28,186	$18,694	$7,159	$5,817	$66,140
General & administrative	5,323	4,496	1,538	977	15,779
Amortization of stock-based compensation:
Research & development	1,406	1,196	343	360	2,716
General & administrative	1,453	1,220	358	382	2,714
Total operating expenses	36,368	25,606	9,398	7,536	87,349
Interest income	1,492	375	263	146	2,409
Interest expense	(703)	(817)	(148)	(215)	(2,007)
Other income (expense)	(6)	12	—	—	14
Loss on extinguishment of debt	(290)	—	(290)	—	(290)
Total other income (expense), net	493	(430)	(175)	(69)	126
Net loss	(35,875)	(26,036)	(9,573)	(7,605)	(87,223)
Deemed dividend—beneficial conversion feature for Series C redeemable convertible preferred stock	—	(28,103)	—	—	(28,103)
Accretion of Series C redeemable convertible preferred stock issuance costs	(6)	(51)	—	(17)	(57)
Net loss applicable to common stockholders	$(35,881)	$(54,190)	$(9,573)	$(7,622)	$(115,383)
Historical net loss per share:
Basic and diluted	$(1.99)	$(51.48)	$(0.48)	$(6.48)
Weighted-average shares—basic and diluted	18,060,992	1,052,624	20,003,200	1,176,967